UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — August 3, 2011

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Charles Roame to Board of Directors

On August 3, 2011, the Board of Directors of Envestnet, Inc. (the “Company”) appointed Charles (Chip) M. Roame as a director of the Company to serve until the 2012 annual meeting of stockholders.

Mr. Roame has served as Managing Partner of Tiburon Strategic Advisors, a provider of market research, strategy consulting, and other related services primarily to financial services firms, since 1998.

Mr. Roame will receive an annual retainer of $30,000 with an additional meeting attendance stipend of $2,000 for each board and coinciding committee meeting attended in person. Mr. Roame will receive one-half of such amounts in cash and one-half in options to acquire shares of Company common stock. The foregoing amounts will be prorated for 2011.

Stock option grants vest monthly over a four-year period, except that the shares that would otherwise vest over the first 12 months do not vest until the first anniversary of the grant. All stock option grants are made pursuant to the Company’s 2010 Long-Term Incentive Plan, which is described in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders under the heading “Executive Compensation—Compensation Discussion and Analysis—2010 Long-Term Incentive Plan”.

A copy of the Company’s press release announcing the election of Mr. Roame to the Board is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated August 8, 2011, regarding the appointment of Charles Roame

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Shelly O’Brien
Name: Shelly O’Brien
Title: General Counsel

Date: August 8, 2011